Exhibit 99.1
Cognex Reports Fourth Quarter 2024 Results

February 12, 2025―NATICK, MA—Cognex Corporation (NASDAQ: CGNX) today reported financial results for the fourth quarter and full year 2024. Table 1 below shows selected financial data for Q4-24 and the full year 2024 compared with Q4-23 and the full year 2023.

“Cognex delivered strong results in the fourth quarter, with revenue at the high end of our guidance range. Growth was driven by continued momentum in our Logistics and Semiconductor businesses, including accelerated demand late in the quarter. Across most of our other factory automation end markets, demand remains soft but stable, while Automotive remains very weak," said Robert J. Willett, CEO.

Mr. Willett added, “Cognex continues to define the leading edge of technology in industrial machine vision. Powerful AI models are making our advanced technology easier to use, enabling us to improve our customers' experience and address many more use cases. We recently launched VisionPro Deep Learning 4.0, Cognex's first product to utilize next-generation AI Transformer models, and our new AI-driven DataMan series, our most powerful and easiest-to-use ID readers yet."

In addition to Mr. Willett's comments, Dennis Fehr, CFO, stated, “Revenue growth coupled with cost discipline and working capital efficiencies led to above-guidance adjusted EBITDA margin, with year-on-year expansion of 580 basis points, and strong free cash flow generation of $49 million. We were pleased to return $57 million in capital to shareholders during the quarter."

Table 1
(Dollars in millions, except per share amounts)

	Current Quarter Q4-24	Prior Year Quarter Q4-23	Y/Y Change	Current Year 2024	Prior Year 2023	Y/Y Change
Revenue	$230	$197	+17%	$915	$838	+9%

Operating Income	$31	$13	+142%	$115	$131	-12%
% of Revenue	13.4%	6.5%	+690 bps	12.6%	15.6%	(300) bps

Adjusted EBITDA*	$42	$25	+71%	$156	$155	+1%
% of Revenue	18.5%	12.6%	+580 bps	17.1%	18.5%	(140) bps

Net Income per Diluted Share	$0.16	$0.07	+153%	$0.62	$0.65	-6%

Adjusted EPS (Diluted)*	$0.20	$0.11	+84%	$0.74	$0.73	0%

Note: Numbers shown may not foot due to rounding.
*Adjusted EBITDA and Adjusted EPS (Diluted) include Non-GAAP adjustments. A reconciliation from GAAP to Non-GAAP metrics is provided in this news release.

Details of the Quarter

Statement of Operations Highlights – Fourth Quarter of 2024

•Revenue grew by 17% from Q4-23. Excluding the 5 percentage point contribution to revenue growth from Moritex, revenue increased by 12%. The year-on-year increase in revenue excluding Moritex was driven by continued strength in our Logistics and Semiconductor businesses, including accelerated demand late in the quarter. This growth was partially offset by continued weakness in Automotive.

•Gross margin of 68.7% was flat compared to Q4-23. We recorded $2 million in amortization of intangible assets and other acquisition charges in cost of revenue in Q4-24, primarily related to the

Moritex acquisition. Adjusted gross margin was 69.4% for Q4-24 compared to 70.7% for Q4-23. The year-on-year decline was primarily driven by the dilution effect from Moritex as well as negative mix, and, to a lesser extent, pricing.

•Operating expenses of $127 million increased by 4% from Q4-23. Adjusted operating expenses of $122 million in Q4-24 increased by 3% from Q4-23. The year-on-year increase was driven by Moritex operating expenses, investment in our sales transformation, and incentive compensation, partly offset by lower overall headcount and tight cost management.

•Net income of $28 million in Q4-24 increased by 152% from Q4-23. Adjusted net income of $35 million in Q4-24 increased by 84% from Q4-23. The year-on-year increase in adjusted net income was driven by revenue growth excluding Moritex, the contribution from Moritex and leverage on our operating expenses.

Details of the Year

Statement of Operations Highlights – Full Year 2024

•Revenue grew by 9% in 2024, or 1% excluding Moritex. Our Logistics and Semiconductor businesses exhibited strong growth throughout the year. Factory automation businesses such as Consumer Goods and Food and Beverage stabilized, while Automotive weakened during the year, with a significant decline in the EV battery business.

•Gross margin was 68.4% for the full year compared to 71.8% in 2023. Adjusted gross margin of 69.3% declined from 72.5% in 2023. The year-on-year decline was due to the addition of Moritex, unfavorable revenue mix, and, to a lesser extent, pricing.

•Operating expenses increased 9% year-on-year. Adjusted operating expenses increased by 6% year-on-year due to the addition of Moritex and investment in our sales transformation and expansion. This was partially offset by tight cost management, with year-end headcount down 3% year-on-year.

•Operating margin declined to 12.6% from 15.6% in 2023. Adjusted operating margin was 14.9%, down from 16.4% in 2023. Adjusted EBITDA margin of 17.1% was down from 18.5% in 2023. The step-down was primarily due to the decline in gross margin and investment in our sales transformation.

•Net income and diluted earnings per share both declined by 6% year-on-year. Adjusted net income and adjusted diluted earnings per share were both flat year-on-year as the contribution from Moritex offset softness in factory automation. Our effective tax rate increased to 19% from 16% in 2023, while our adjusted effective tax rate increased to 17% from 15% in 2023.

Balance Sheet and Cash Flow Highlights – December 31, 2024

•Cognex’s financial position as of December 31, 2024 continued to be strong, with $587 million in cash and investments and no debt.

•In Q4-24, Cognex generated $51 million of cash from operating activities and $49 million in free cash flow, a $37 million and $42 million improvement year-on-year, respectively.

•The company spent $43 million to repurchase its common stock and paid $14 million in dividends to shareholders. Cognex intends to continue to repurchase shares of its common stock pursuant to its existing stock repurchase program, subject to market conditions and other relevant factors.

Financial Outlook – First Quarter of 2025

•Cognex expects revenue to be between $200 million and $220 million. At the midpoint, this represents a similar revenue level year-on-year, driven by expected growth in Logistics and

Semiconductor, offset by weaker Automotive and a $5 million FX headwind. The expected sequential step-down is driven by the acceleration in demand from customers in Q4 and an anticipated $4 million FX headwind.

•Adjusted gross margin1 is expected to be in the high 60 percent range.

•Adjusted EBITDA margin1 is expected to be between 12% and 15%. This represents a 150 basis point increase year-on-year at the midpoint driven by continued tight management of operating expenses.

•The adjusted effective tax rate1 is expected to be 16%.

1Cognex has provided the forward-looking non-GAAP measures of adjusted gross margin, adjusted EBITDA margin, and adjusted effective tax rate, but cannot, without unreasonable effort, forecast such items to present or provide a reconciliation to corresponding forecasted GAAP measures. These include special items such as restructuring charges, acquisition and integration charges, and amortization of acquisition-related intangible assets, all of which are subject to limitations in predictability of timing, ultimate outcome and numerous conditions outside of Cognex’s control. Additionally, these items are outside of Cognex’s normal business operations and not used by management to assess Cognex’s operating results. Cognex believes these limitations would result in a range of projected values so broad as to not be meaningful to investors. For these reasons, Cognex believes that the probable significance of such information is low. Information with respect to special items for certain historical periods is included in the section entitled “Reconciliation of Selected Items From GAAP to Non-GAAP”.

Analyst Conference Call and Simultaneous Webcast

•Cognex will host a conference call on February 13, 2025 at 8:30 a.m. Eastern Standard Time (EST). The telephone number is (877) 704-4573 (or (201) 389-0911 if outside the United States).

•A real-time audio broadcast of the conference call or an archived recording, together with a slide presentation, will be accessible on the Events & Presentations page of the Cognex Investor website: www.cognex.com/investor.

COGNEX CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2024	December 31, 2023

ASSETS
Current assets:
Cash and cash equivalents	$186,094	$202,655
Current investments, amortized cost of $60,725 and $132,799 in 2024 and 2023, respectively, allowance for credit losses of $0 in 2024 and 2023	59,956	129,392
Accounts receivable, allowance for credit losses of $827 and $583 in 2024 and 2023, respectively	143,359	114,164
Unbilled revenue	3,055	2,402
Inventories	157,527	162,285
Prepaid expenses and other current assets	63,376	68,099
Total current assets	613,367	678,997
Non-current investments, amortized cost of $345,033 and $250,790 in 2024 and 2023, respectively, allowance for credit losses of $0 in 2024 and 2023	340,898	244,230
Property, plant, and equipment, net	98,445	105,849
Operating lease assets	67,326	75,115
Goodwill	384,937	393,181
Intangible assets, net	90,684	112,952
Deferred income taxes	392,166	400,400
Other assets	5,027	7,088
Total assets	$1,992,850	$2,017,812

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$38,046	$21,454
Accrued expenses	71,760	72,374
Accrued income taxes	25,685	16,907
Deferred revenue and customer deposits	25,035	31,525
Operating lease liabilities	8,854	9,624
Total current liabilities	169,380	151,884
Non-current operating lease liabilities	61,363	68,977
Deferred income taxes	217,155	246,877
Reserve for income taxes	26,365	26,685
Non-current accrued income taxes	—	18,338
Other liabilities	1,082	299
Total liabilities	475,345	513,060

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.01 par value - Authorized: 400 shares in 2024 and 2023, respectively, no shares issued and outstanding	—	—
Common stock, $0.002 par value – Authorized: 300,000 shares in 2024 and 2023, respectively, issued and outstanding: 170,434 and 171,599 shares in 2024 and 2023, respectively	341	343
Additional paid-in capital	1,090,638	1,037,202
Retained earnings	499,303	512,543
Accumulated other comprehensive loss, net of tax	(72,777)	(45,336)
Total shareholders’ equity	1,517,505	1,504,752
Total liabilities and shareholders' equity	$1,992,850	$2,017,812

COGNEX CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three-months Ended			Twelve-months Ended
	December 31, 2024	September 29, 2024	December 31, 2023	December 31, 2024	December 31, 2023

Revenue	$229,684	$234,742	$196,670	$914,515	$837,547
Cost of revenue (1)	71,825	75,343	61,626	288,721	236,306
Gross profit	157,859	159,399	135,044	625,794	601,241
Percentage of revenue	68.7%	67.9%	68.7%	68.4%	71.8%
Research, development, and engineering expenses (1)	32,538	35,210	34,693	139,815	139,400
Percentage of revenue	14..2%	15.0%	17.6%	15.3%	16.6%
Selling, general, and administrative expenses (1)	94,481	92,625	90,372	370,914	339,139
Percentage of revenue	41.1%	39.5%	46.0%	40.6%	40.5%
Loss (recovery) from fire	—	—	(2,750)	—	(8,000)
Operating income	30,840	31,564	12,729	115,065	130,702
Percentage of revenue	13.4%	13.4%	6.5%	12.6%	15.6%
Foreign currency gain (loss)	445	1,221	(129)	1,531	(10,039)
Investment income	4,174	3,561	1,520	13,971	14,093
Other income (expense)	341	209	234	922	592
Income before income tax expense	35,800	36,555	14,354	131,489	135,348
Income tax expense	7,454	6,964	3,125	25,318	22,114
Net income	$28,346	$29,591	$11,229	$106,171	$113,234
Percentage of revenue	12.3%	12.6%	5.7%	11.6%	13.5%

Net income per weighted-average common and common-equivalent share:
Basic	$0.17	$0.17	$0.07	$0.62	$0.66
Diluted	$0.16	$0.17	$0.07	$0.62	$0.65

Weighted-average common and common-equivalent shares outstanding:
Basic	171,282	171,519	171,771	171,438	172,249
Diluted	172,508	172,753	172,571	172,611	173,399

Cash dividends per common share	$0.080	$0.075	$0.075	$0.305	$0.286

(1) Amounts include stock-based compensation expense, as follows:
Cost of revenue	$506	$442	$482	$1,966	$1,979
Research, development, and engineering	2,992	3,707	3,823	14,628	16,480
Selling, general, and administrative	9,578	8,952	8,945	35,849	36,309
Total stock-based compensation expense	$13,076	$13,101	$13,250	$52,443	$54,768

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including adjusted gross margin, adjusted operating expense, adjusted operating income, adjusted EBITDA, adjusted net income, adjusted earnings per share of common stock, diluted, adjusted effective tax rate, and free cash flow. Cognex defines its non-GAAP metrics as follows:

•Adjusted gross margin: Gross margin adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs and one-time discrete events, such as loss or recovery related to a fire.

•Adjusted operating expense: Operating expense adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs and one-time discrete events, such as loss or recovery related to a fire.

•Adjusted operating income: Operating income adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs and one-time discrete events, such as loss or recovery related to a fire.

•Adjusted EBITDA: Operating income adjusted for amortization of acquisition-related intangible assets and depreciation, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs and one-time discrete events, such as loss or recovery related to a fire.

•Adjusted net income: Net income adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs, discrete tax items, and one-time discrete events, such as loss or recovery related to a fire or a foreign currency (gain) loss on a forward contract to hedge the Moritex purchase price.

•Adjusted earnings per share of common stock, diluted: Adjusted net income divided by diluted weighted average common and common-equivalent shares.

•Adjusted effective tax rate: Effective tax rate adjusted for discrete tax items and the net impact of the other non-GAAP adjustments.

•Free cash flow: Cash provided by operating activities less cash for capital expenditures.

Cognex may disclose results on a constant-currency basis as one measure to evaluate its performance and compare results between periods as if the exchange rates had remained constant period-over-period.

Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare results over multiple periods using the same methodology that management employs in its budgeting process, in its review of operating results, and for forecasting and planning for future periods. Cognex’s definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Furthermore, these measures have certain limitations in that they do not include the impact of certain non-recurring expenses that are reflected in our consolidated statement of operations that are necessary to run our business. Thus, our non-GAAP financial measures should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.

Please see the section “Reconciliation of Selected Items from GAAP to Non-GAAP” below for more detailed information regarding non-GAAP financial measures herein, including the items reflected in our adjusted financial metrics and a description of these adjustments.

COGNEX CORPORATION
RECONCILIATION OF SELECTED ITEMS FROM GAAP TO NON-GAAP
Dollars in thousands, except per share amounts (Unaudited)

	Three-months Ended			Twelve-months Ended
	December 31, 2024	September 29, 2024	December 31, 2023	December 31, 2024	December 31, 2023

Gross profit (GAAP)	$157,859	$159,399	$135,044	$625,794	$601,241
Acquisition and integration costs	213	281	2,882	2,295	2,882
Amortization of acquisition-related intangible assets	1,360	1,640	1,126	5,817	2,975
Reorganization charges	18	—	—	18	—
Adjusted gross profit	$159,450	$161,320	$139,052	$633,924	$607,098
GAAP gross margin	68.7%	67.9%	68.7%	68.4%	71.8%
Adjusted gross margin	69.4%	68.7%	70.7%	69.3%	72.5%

Operating expense (GAAP)	$127,019	$127,835	$122,315	$510,729	$470,539
(Loss) recovery from fire	—	—	2,750	—	8,000
Acquisition and integration costs	(761)	(962)	(5,101)	(4,229)	(7,080)
Amortization of acquisition-related intangible assets	(1,132)	(1,746)	(1,053)	(5,601)	(1,635)
Reorganization charges	(2,972)	—	—	(2,972)	—
Adjusted operating expense	$122,154	$125,127	$118,911	$497,927	$469,824

Operating income (GAAP)	$30,840	$31,564	$12,729	$115,065	$130,702
Loss (recovery) from fire	—	—	(2,750)	—	(8,000)
Acquisition and integration costs	974	1,243	7,983	6,524	9,962
Amortization of acquisition-related intangible assets	2,492	3,386	2,179	11,418	4,610
Reorganization charges	2,990	—	—	2,990	—
Adjusted operating income	$37,296	$36,193	$20,141	$135,997	$137,274
GAAP operating margin	13.4%	13.4%	6.5%	12.6%	15.6%
Adjusted operating margin	16.2%	15.4%	10.2%	14.9%	16.4%
Depreciation (adjusted for amounts included in Acquisition and integration costs)	5,139	5,027	4,713	20,393	17,270
Adjusted EBITDA	$42,435	$41,220	$24,854	$156,390	$154,544
Adjusted EBITDA margin	18.5%	17.6%	12.6%	17.1%	18.5%

Net income (GAAP)	$28,346	$29,591	$11,229	$106,171	$113,234
Loss (recovery) from fire	—	—	(2,750)	—	(8,000)
Acquisition and integration costs	974	1,243	7,983	6,524	9,962
Amortization of acquisition-related intangible assets	2,492	3,386	2,179	11,418	4,610
Foreign currency (gain) loss on forward contract	—	—	—	—	8,456
Reorganization charges	2,990	—	—	2,990	—
Discrete tax (benefit) expense	2,220	889	1,498	5,731	2,338
Tax impact of reconciling items	(2,008)	(1,176)	(1,134)	(5,571)	(3,207)
Adjusted net income	$35,014	$33,933	$19,006	$127,263	$127,393

Earnings per share of common stock, diluted (GAAP)	$0.16	$0.17	$0.07	$0.62	$0.65
Loss (recovery) from fire	—	—	(0.02)	—	(0.05)
Acquisition and integration costs	0.01	0.01	0.05	0.04	0.06
Amortization of acquisition-related intangible assets	0.01	0.02	0.01	0.07	0.03
Foreign currency (gain) loss on forward contract	—	—	—	—	0.05
Reorganization charges	0.02	—	—	0.02	—
Discrete tax (benefit) expense	0.01	0.01	0.01	0.03	0.01
Tax impact of reconciling items	(0.01)	(0.01)	(0.01)	(0.03)	(0.02)
Adjusted earnings per share of common stock, diluted	$0.20	$0.20	$0.11	$0.74	$0.73

Effective tax rate (GAAP)	20.8%	19.1%	21.8%	19.3%	16.3%
Discrete tax benefit (expense)	(6.2)%	(2.4)%	(10.4)%	(4.4)%	(1.7)%
Net impact of other reconciling items	2.5%	1.0%	1.4%	1.6%	0.7%
Adjusted effective tax rate	17.1%	17.6%	12.7%	16.5%	15.3%

Cash provided by operating activities (GAAP)	$51,404	$56,271	$14,491	$149,081	$112,916
Capital expenditures	(2,073)	(4,399)	(7,015)	(15,043)	(23,077)
Free cash flow	$49,331	$51,872	$7,476	$134,038	$89,839

Description of adjustments:

In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides various non-GAAP measures that incorporate adjustments for the impacts of special items. Adjustments incorporated in the preparation of these non-GAAP measures for the periods presented include the items described below:

Depreciation:
•The company incurs expense related to its normal use of property, plant and equipment.

Loss (recovery) from fire:
•On June 7, 2022, the Company’s primary contract manufacturer experienced a fire at its plant in Indonesia. During the twelve-month period ended December 31, 2023, the Company recorded recoveries related to the fire of $8,000,000 consisting of $2,500,000 for proceeds received from the Company's insurance carrier in relation to a business interruption claim and $5,500,000 for proceeds received as part of a financial settlement for lost inventory and other losses incurred as a result of the fire. Management does not anticipate additional recoveries.

Acquisition and integration costs:
•The Company has incurred charges related to the purchase and integration of acquired businesses. During the twelve-month period ended December 31, 2024, these costs were primarily related to the ongoing integration of Moritex Corporation.

Amortization of acquisition-related intangible assets:
•The Company excludes the amortization of acquired intangible assets from non-GAAP expense and income measures. These items are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions, and include the amortization of customer relationships, completed technologies, and trademarks that originated from prior acquisitions. The largest driver of intangible asset amortization was the acquisition of Moritex Corporation.

Reorganization charges:
•The Company has incurred charges related to the reorganization of its employees. During the twelve-month period ended December 31, 2024, these costs consisted primarily of severance.

Discrete tax (benefit) expense:
•Items unrelated to current period ordinary income or (loss) that generally relate to changes in tax laws, adjustments to prior period’s actual liability determined upon filing tax returns, adjustments to previously recorded reserves for uncertain tax positions, and establishments and adjustments of valuation allowances.

•We estimate the tax effect of items identified in the reconciliation by applying the statutory tax rate to the pre-tax amount.

Certain statements made in this report, as well as oral statements made by the Company from time to time, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Readers can identify these forward-looking statements by our use of the words “expects,” “anticipates,” “estimates,” "potential," “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” "opportunity," "goal" and similar words and other statements of a similar sense. These statements are based on our current estimates and expectations as to prospective events and circumstances, which may or may not be in our control and as to which there can be no firm assurances given. These forward-looking statements, which include statements regarding business and market trends, future financial performance and financial targets, customer demand and order rates and timing of related revenue, future product or revenue mix, research and development activities, sales and marketing activities, new product offerings, innovation and product development activities, customer acceptance of our products, capital expenditures, cost and working capital management activities, investments, liquidity, dividends and stock repurchases, strategic and growth plans and opportunities, acquisitions, and estimated tax benefits and expenses and other tax matters, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the technological obsolescence of current products and the inability to develop new products; (2) the impact of competitive pressures; (3) the inability to attract and retain skilled employees, effectively plan for succession, and maintain our unique corporate culture; (4) the failure to properly manage the distribution of products and services; (5) economic, political, and other risks associated with international sales and operations, including the impact of trade disputes on the economic climate in China; (6) the challenges in integrating and achieving expected results from acquired businesses; (7) uncertainty surrounding our future capital needs; (8) information security breaches; (9) the failure to comply with laws or regulations relating to data privacy or data protection; (10) the inability to protect our proprietary technology and intellectual property; (11) the failure to manufacture and deliver products in a timely manner; (12) the inability to obtain, or the delay in obtaining, components for our products at reasonable prices; (13) the inability to design and manufacture high-quality products; (14) the loss of, or curtailment of purchases by, large customers in the logistics, consumer electronics, or automotive industries; (15) challenges in accurately forecasting our financial results due to seasonal and cyclical variations in customer purchasing patterns; (16) potential impairment charges with respect to our investments or acquired intangible assets; (17) exposure to additional tax liabilities, increases and fluctuations in our effective tax rate, and other tax matters; (18) fluctuations in foreign currency exchange rates and the use of derivative instruments; (19) unfavorable global economic conditions, including increases in interest rates and elevated inflation rates; (20) business disruptions from natural or man-made disasters, public health crises, or other events outside our control; (21) exposure to potential liabilities, increased costs, reputational harm, and other adverse effects associated with expectations relating to environmental, social, and governance considerations; (22) stock price volatility; and (23) our involvement in time-consuming and costly litigation or activist shareholder activities. The foregoing list should not be construed as exhaustive and we encourage readers to refer to the detailed discussion of risk factors included in Part I - Item 1A of our Annual Report on Form 10-K. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation to subsequently revise forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such statements are made.

About Cognex Corporation

Cognex Corporation (“the Company” or “Cognex”) invents and commercializes technologies that address some of the most critical manufacturing and distribution challenges. We are a leading global provider of machine vision products and solutions that improve efficiency and quality in high-growth-potential businesses across attractive industrial end markets. Our solutions blend physical products and software to capture and analyze visual information, allowing for the automation of manufacturing and distribution tasks for customers worldwide. Machine vision products are used to automate the manufacturing or distribution and tracking of discrete items, such as mobile phones, electric vehicle batteries and e-commerce packages, by locating, identifying, inspecting, and measuring them. Machine vision is important for applications in which human vision is inadequate to meet requirements for size, accuracy, or speed, or in instances where substantial cost savings or quality improvements are maintained.

Cognex is the world's leader in the machine vision industry, having shipped more than 4.5 million image-based products, representing over $11 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has offices and distributors located throughout the Americas, Europe, and Asia. For details, visit Cognex online at www.cognex.com.

Investor Contacts:
Nathan McCurren – Head of Investor Relations and Treasurer
Jordan Bertier – Sr. Manager, Investor Relations
Cognex Corporation
ir@cognex.com